Release:     July 16, 2019 (7 a.m. MT)

CP reports record Q2 revenues of $1.98 billion on the strength of operating model and 13,000-strong CP family

Calgary, AB - Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today announced record second-quarter revenues of $1.98 billion, an increase of 13 percent from last year, and record earnings per share (EPS) with reported diluted EPS of $5.17 or $4.30 on an adjusted diluted EPS basis.

“I commend the team for this record second-quarter performance,” said CP President and Chief Executive Officer Keith Creel. “These results demonstrate the strength of precision scheduled railroading and are a testament to our collective commitment to deliver for our customers and the broader economy.”

SECOND-QUARTER HIGHLIGHTS

•	Revenues increased by 13 percent to $1.98 billion from $1.75 billion last year

•	Reported diluted EPS of $5.17, a 70 percent increase from $3.04 last year, and adjusted diluted EPS of $4.30, a 36 percent increase from $3.16 last year

•	Operating ratio was a second-quarter record 58.4 percent, a 580 basis point improvement over last year’s second-quarter operating ratio of 64.2 percent

“This quarter, we saw revenue growth across every line of business, strong operating metrics, and our best-ever second-quarter performance from a workload perspective, as measured by Gross Ton-Miles,” said Creel. “As has been proven time and again, our operating model can perform well in all economic conditions and we will remain disciplined in controlling our costs and doing what we said we would do. Our strategy for sustainable, profitable growth is working and we look forward to a strong finish to 2019.”

CP will discuss its results with the financial community in a conference call beginning at 9:30 a.m. eastern time (7:30 a.m. mountain time) today.

Conference Call Access
Toronto participants dial in number: 1-647-427-7450
Operator assisted toll-free dial-in number: 1-888-231-8191
Callers should dial in 10 minutes prior to the call.

Webcast
We encourage you to access the webcast and presentation material in the Investors section of CP's website at investor.cpr.ca

A replay of the second-quarter conference call will be available by phone through to July 30, 2019 at 416-849-0833 or toll-free 1-855-859-2056, password 8144989.

Non-GAAP Measures
For information regarding non-GAAP measures, including reconciliations to the nearest GAAP measures, see the attached supplementary schedule Non-GAAP Measures.
Note on forward-looking information
This news release contains certain forward-looking information and forward-looking statements (collectively, "forward-looking information") within the meaning of applicable securities laws. Forward-looking information includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as “financial expectations”, “key assumptions”, “anticipate”, “believe”, “expect”, “plan”, “will”, “outlook”, “should” or similar words suggesting future outcomes. This news release contains forward-looking information relating, but not limited to, the success of our business, our operations, priorities and plans, anticipated financial and operational performance, business prospects, planned capital expenditures, programs and strategies, including anticipated sustainable, profitable growth in 2019 and our projected 2019 financial performance.

The forward-looking information contained in this news release is based on current expectations, estimates, projections and assumptions, having regard to CP's experience and its perception of historical trends, and includes, but is not limited to, expectations, estimates, projections and assumptions relating to: foreign exchange rates, effective tax rates, land sales and pension income; North American and global economic growth; commodity demand growth; sustainable industrial and agricultural production; commodity prices and interest rates; performance of our assets and equipment; sufficiency of our budgeted capital expenditures in carrying out our business plan; applicable laws, regulations and government policies; the availability and cost of labour, services and infrastructure; and the satisfaction by third parties of their obligations to CP. Although CP believes the expectations, estimates, projections and assumptions reflected in the forward-looking information presented herein are reasonable as of the date hereof, there can be no assurance that they will prove to be correct.

Undue reliance should not be placed on forward-looking information as actual results may differ materially from those expressed or implied by forward-looking information. By its nature, CP's forward-looking information involves inherent risks and uncertainties that could cause actual results to differ materially from the forward looking information, including, but not limited to, the following factors: changes in business strategies; general North American and global economic, credit and business conditions; risks associated with agricultural production, such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures; industry capacity; shifts in market demand; changes in commodity prices; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; changes in laws, regulations and government policies, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; changes in fuel prices; uncertainties of investigations, proceedings or other types of claims and litigation; labour disputes; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; currency and interest rate fluctuations; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; trade restrictions or other changes to international trade arrangements; climate change; and various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches and earthquakes, and cybersecurity attacks, as well as security threats and governmental response to them, and technological changes. The foregoing list of factors is not exhaustive. These and other factors are detailed from time to time in reports filed by CP with securities regulators in Canada and the United States. Reference should be made to "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Information" in CP's annual and interim reports on Form 10-K and 10-Q.

The forward-looking information contained in this news release is made as of the date hereof. Except as required by law, CP undertakes no obligation to update publicly or otherwise revise any forward-looking information, or the foregoing assumptions and risks affecting such forward-looking information, whether as a result of new information, future events or otherwise.

About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

Contacts:
Media
Jeremy Berry
403-319-6227
Jeremy_Berry@cpr.ca
Alert_MediaRelations@cpr.ca

Investment Community
Maeghan Albiston
403-319-3591
investor@cpr.ca

FINANCIAL STATEMENTS

INTERIM CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars, except share and per share data)	2019	2018	2019	2018
Revenues (Note 3)
Freight	$1,931	$1,709	$3,657	$3,334
Non-freight	46	41	87	78
Total revenues	1,977	1,750	3,744	3,412
Operating expenses
Compensation and benefits	383	351	789	725
Fuel	236	230	445	445
Materials	54	53	111	108
Equipment rents	34	33	69	66
Depreciation and amortization	183	172	343	342
Purchased services and other	265	284	622	559
Total operating expenses	1,155	1,123	2,379	2,245

Operating income	822	627	1,365	1,167
Less:
Other (income) expense (Note 5)	(40)	52	(87)	103
Other components of net periodic benefit recovery (Note 13)	(98)	(95)	(195)	(191)
Net interest expense	112	112	226	227
Income before income tax expense	848	558	1,421	1,028
Income tax expense (Note 6)	124	122	263	244
Net income	$724	$436	$1,158	$784

Earnings per share (Note 7)
Basic earnings per share	$5.19	$3.05	$8.28	$5.46
Diluted earnings per share	$5.17	$3.04	$8.25	$5.44

Weighted-average number of shares (millions) (Note 7)
Basic	139.7	142.8	139.9	143.6
Diluted	140.2	143.2	140.4	144.0

Dividends declared per share	$0.8300	$0.6500	$1.4800	$1.2125
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2019	2018	2019	2018
Net income	$724	$436	$1,158	$784
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	15	(16)	31	(36)
Change in derivatives designated as cash flow hedges	4	14	6	35
Change in pension and post-retirement defined benefit plans	21	29	41	58
Other comprehensive income before income taxes	40	27	78	57
Income tax (expense) recovery on above items	(22)	5	(44)	11
Other comprehensive income (Note 4)	18	32	34	68
Comprehensive income	$742	$468	$1,192	$852
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED BALANCE SHEETS AS AT
(unaudited)

	June 30	December 31
(in millions of Canadian dollars)	2019	2018
Assets
Current assets
Cash and cash equivalents	$45	$61
Accounts receivable, net	795	815
Materials and supplies	195	173
Other current assets	80	68
	1,115	1,117
Investments	210	203
Properties (Note 9)	18,489	18,418
Goodwill and intangible assets	193	202
Pension asset	1,460	1,243
Other assets (Note 9)	466	71
Total assets	$21,933	$21,254
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities (Note 9)	$1,401	$1,449
Long-term debt maturing within one year (Note 8, 9, 11)	273	506
	1,674	1,955
Pension and other benefit liabilities	713	718
Other long-term liabilities (Note 9)	598	237
Long-term debt (Note 8, 9, 11)	8,266	8,190
Deferred income taxes	3,525	3,518
Total liabilities	14,776	14,618
Shareholders’ equity
Share capital	1,996	2,002
Additional paid-in capital	45	42
Accumulated other comprehensive loss (Note 4)	(2,009)	(2,043)
Retained earnings	7,125	6,635
	7,157	6,636
Total liabilities and shareholders’ equity	$21,933	$21,254
Contingencies (Note 14)
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2019	2018	2019	2018
Operating activities
Net income	$724	$436	$1,158	$784
Reconciliation of net income to cash provided by operating activities:
Depreciation and amortization	183	172	343	342
Deferred income tax (recovery) expense (Note 6)	(18)	37	20	78
Pension recovery and funding (Note 13)	(89)	(82)	(177)	(154)
Foreign exchange (gain) loss on debt and lease liabilities (Note 5)	(37)	44	(82)	93
Settlement of forward starting swaps on debt issuance (Note 11)	—	(24)	—	(24)
Other operating activities, net	18	4	63	(17)
Change in non-cash working capital balances related to operations	(60)	124	(191)	6
Cash provided by operating activities	721	711	1,134	1,108
Investing activities
Additions to properties	(459)	(413)	(683)	(654)
Proceeds from sale of properties and other assets	8	5	14	9
Other	(4)	—	(5)	(1)
Cash used in investing activities	(455)	(408)	(674)	(646)
Financing activities
Dividends paid	(91)	(81)	(182)	(163)
Issuance of CP Common Shares	10	4	14	12
Purchase of CP Common Shares (Note 10)	(257)	(261)	(464)	(559)
Issuance of long-term debt, excluding commercial paper (Note 8)	—	638	397	638
Repayment of long-term debt, excluding commercial paper (Note 8)	(480)	(734)	(485)	(739)
Net issuance of commercial paper (Note 8)	246	53	246	53
Cash used in financing activities	(572)	(381)	(474)	(758)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	(1)	4	(2)	9
Cash position
Decrease in cash and cash equivalents	(307)	(74)	(16)	(287)
Cash and cash equivalents at beginning of period	352	125	61	338
Cash and cash equivalents at end of period	$45	$51	$45	$51

Supplemental disclosures of cash flow information:
Income taxes paid	$108	$52	$257	$156
Interest paid	$83	$90	$232	$233
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(unaudited)

	For the three months ended June 30
(in millions of Canadian dollars except per share data)	Common shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings	Total shareholders’ equity
Balance at April 1, 2019	139.8	$1,997	$46	$(2,027)	$6,798	$6,814
Net income	—	—	—	—	724	724
Other comprehensive income (Note 4)	—	—	—	18	—	18
Dividends declared ($0.8300 per share)	—	—	—	—	(115)	(115)
Effect of stock-based compensation expense	—	—	3	—	—	3
CP Common Shares repurchased (Note 10)	(0.9)	(14)	—	—	(282)	(296)
Shares issued under stock option plan	0.2	13	(4)	—	—	9
Balance at June 30, 2019	139.1	$1,996	$45	$(2,009)	$7,125	$7,157
Balance at April 1, 2018	143.7	$2,022	$45	$(1,705)	$6,072	$6,434
Net income	—	—	—	—	436	436
Other comprehensive income (Note 4)	—	—	—	32	—	32
Dividends declared ($0.6500 per share)	—	—	—	—	(93)	(93)
Effect of stock-based compensation expense	—	—	2	—	—	2
CP Common Shares repurchased (Note 10)	(1.2)	(15)	—	—	(226)	(241)
Shares issued under stock option plan	—	6	(2)	—	—	4
Balance at June 30, 2018	142.5	$2,013	$45	$(1,673)	$6,189	$6,574

	For the six months ended June 30
(in millions of Canadian dollars except per share data)	Common shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings	Total shareholders’ equity
Balance at December 31, 2018, as previously reported	140.5	$2,002	$42	$(2,043)	$6,635	$6,636
Impact of accounting change (Note 2)	—	—	—	—	(5)	(5)
Balance at January 1, 2019, as restated	140.5	$2,002	$42	$(2,043)	$6,630	$6,631
Net income	—	—	—	—	1,158	1,158
Other comprehensive income (Note 4)	—	—	—	34	—	34
Dividends declared ($1.4800 per share)	—	—	—	—	(206)	(206)
Effect of stock-based compensation expense	—	—	8	—	—	8
CP Common Shares repurchased (Note 10)	(1.6)	(24)	—	—	(457)	(481)
Shares issued under stock option plan	0.2	18	(5)	—	—	13
Balance at June 30, 2019	139.1	$1,996	$45	$(2,009)	$7,125	$7,157
Balance at January 1, 2018	144.9	$2,032	$43	$(1,741)	$6,103	$6,437
Net income	—	—	—	—	784	784
Other comprehensive income (Note 4)	—	—	—	68	—	68
Dividends declared ($1.2125 per share)	—	—	—	—	(174)	(174)
Effect of stock-based compensation expense	—	—	6	—	—	6
CP Common Shares repurchased (Note 10)	(2.5)	(35)	—	—	(524)	(559)
Shares issued under stock option plan	0.1	16	(4)	—	—	12
Balance at June 30, 2018	142.5	$2,013	$45	$(1,673)	$6,189	$6,574
See Notes to Interim Consolidated Financial Statements.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2019
(unaudited)

1    Basis of presentation

These unaudited interim consolidated financial statements of Canadian Pacific Railway Limited (“CP”, or “the Company”), expressed in Canadian dollars, reflect management’s estimates and assumptions that are necessary for their fair presentation in conformity with generally accepted accounting principles in the United States of America (“GAAP”). They do not include all disclosures required under GAAP for annual financial statements and should be read in conjunction with the 2018 annual consolidated financial statements and notes included in CP's 2018 Annual Report on Form 10-K. The accounting policies used are consistent with the accounting policies used in preparing the 2018 annual consolidated financial statements, except for the newly adopted accounting policy discussed in Note 2.

CP's operations can be affected by seasonal fluctuations such as changes in customer demand and weather-related issues. This seasonality could impact quarter-over-quarter comparisons.

In management’s opinion, the unaudited interim consolidated financial statements include all adjustments (consisting of normal and recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2    Accounting changes

Implemented in 2019

Leases

On January 1, 2019, the Company adopted the new Accounting Standards Update ("ASU") 2016-02, issued by the Financial Accounting Standards Board ("FASB"), and all related amendments under FASB Accounting Standards Codification ("ASC") Topic 842, Leases. Using the cumulative-effect adjustment transition approach, the Company recognized a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Accordingly, comparative financial information has not been restated and continues to be reported under the accounting standards in effect for those periods.

In January 2019, the Company implemented a lease management system to assist in delivering the required accounting changes. To facilitate the transition, the Company made policy choices to utilize available practical expedients provided by the new standard, including the:

•
Acceptance of the package of practical expedients, permitting the Company not to reassess lease existence, classification, and capitalization of initial direct costs previously determined for all leases under Topic 840, Leases;

•	Acceptance of the previous accounting treatment for land easements where Topic 840 was not applied; and

•	Use of hindsight at transition to determine lease term length.

Operating leases with fixed terms and in-substance fixed terms were transitioned by recognizing both an operating lease liability and right-of-use ("ROU") asset. Operating lease liabilities and ROU assets were calculated at the present value of remaining lease payments using the Company’s incremental borrowing interest rate as at January 1, 2019. ROU assets were further modified to include previously accrued balances for prepayments and initial direct costs, but reduced for accrued lease incentives. The Company did not recognize operating lease liabilities or ROU assets for leases requiring variable payment not dependent on an index or rate, or short term leases with a term of 12 months or less.

On adoption, the standard had a material impact on the Company's consolidated balance sheet, but did not have a significant impact on its consolidated statement of income. The most significant impact was the recognition of operating lease ROU assets and operating lease liabilities, while the Company's accounting for finance leases remained substantially unchanged.

The impact of the adoption of ASC 842 as at January 1, 2019 was as follows:

(in millions of Canadian dollars)	As reported December 31, 2018	New lease standard cumulative-effect	As restated January 1, 2019
Assets
Properties	$18,418	$(12)	$18,406
Other assets	71	399	470
Liabilities
Accounts payable and accrued liabilities	$1,449	$58	$1,507
Other long-term liabilities	237	337	574
Deferred income taxes	3,518	(3)	3,515
Shareholders' equity
Retained earnings	$6,635	$(5)	$6,630

There was no significant impact to lessor accounting upon the adoption of ASC 842.

3    Revenues

The following table disaggregates the Company’s revenues from contracts with customers by major source:

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2019	2018	2019	2018
Freight
Grain	$422	$372	$802	$729
Coal	173	164	331	315
Potash	136	116	250	228
Fertilizers and sulphur	63	55	120	116
Forest products	78	69	151	135
Energy, chemicals and plastics	346	278	661	535
Metals, minerals and consumer products	205	204	378	387
Automotive	104	91	180	162
Intermodal	404	360	784	727
Total freight revenues	1,931	1,709	3,657	3,334
Non-freight excluding leasing revenues	30	25	57	48
Revenues from contracts with customers	1,961	1,734	3,714	3,382
Leasing revenues	16	16	30	30
Total revenues	$1,977	$1,750	$3,744	$3,412
Contract liabilities

(in millions of Canadian dollars)	2019	2018
Balance at January 1	$2	$2
Balance at April 1	$73	$2
Balance at June 30	$74	$3

Contract liabilities represent payments received for performance obligations not yet satisfied and relate to deferred revenue and are presented as components of Accounts payable and accrued liabilities and Other long-term liabilities on the Company's Interim Consolidated Balance Sheets. Revenue recognized during the three and six months ended June 30, 2019, included in contract liabilities at the beginning of the periods, was $3 million and $2 million, respectively (three and six months ended June 30, 2018 - $2 million and $2 million, respectively). Increases in contract liabilities arising from cash received net of amounts recognized as revenue on satisfaction of performance obligations during the three and six months ended June 30, 2019 were $3 million and $74 million, respectively (three and six months ended June 30, 2018 - $3 million and $3 million, respectively).

4    Changes in Accumulated other comprehensive loss ("AOCL") by component

	For the three months ended June 30
(in millions of Canadian dollars)	Foreign currency net of hedging activities(1)	Derivatives and other(1)	Pension and post- retirement defined benefit plans(1)	Total(1)
Opening balance, April 1, 2019	$113	$(61)	$(2,079)	$(2,027)
Other comprehensive (loss) income before reclassifications	(1)	1	—	—
Amounts reclassified from accumulated other comprehensive loss	—	2	16	18
Net other comprehensive (loss) income	(1)	3	16	18
Closing balance, June 30, 2019	$112	$(58)	$(2,063)	$(2,009)
Opening balance, April 1, 2018	$109	$(74)	$(1,740)	$(1,705)
Other comprehensive income before reclassifications	1	8	—	9
Amounts reclassified from accumulated other comprehensive loss	—	2	21	23
Net other comprehensive income	1	10	21	32
Closing balance, June 30, 2018	$110	$(64)	$(1,719)	$(1,673)
(1) Amounts are presented net of tax.

	For the six months ended June 30
(in millions of Canadian dollars)	Foreign currency net of hedging activities(1)	Derivatives and other(1)	Pension and post- retirement defined benefit plans(1)	Total(1)
Opening balance, January 1, 2019	$113	$(62)	$(2,094)	$(2,043)
Other comprehensive loss before reclassifications	(1)	—	(1)	(2)
Amounts reclassified from accumulated other comprehensive loss	—	4	32	36
Net other comprehensive (loss) income	(1)	4	31	34
Closing balance, June 30, 2019	$112	$(58)	$(2,063)	$(2,009)
Opening balance, January 1, 2018	$109	$(89)	$(1,761)	$(1,741)
Other comprehensive income (loss) before reclassifications	1	21	(1)	21
Amounts reclassified from accumulated other comprehensive loss	—	4	43	47
Net other comprehensive income	1	25	42	68
Closing balance, June 30, 2018	$110	$(64)	$(1,719)	$(1,673)
1) Amounts are presented net of tax.

Amounts in Pension and post-retirement defined benefit plans reclassified from AOCL are as follows:

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2019	2018	2019	2018
Amortization of prior service costs(1)	$1	$—	$1	$(1)
Recognition of net actuarial loss(1)	20	29	41	59
Total before income tax	21	29	42	58
Income tax recovery	(5)	(8)	(10)	(15)
Total net of income tax	$16	$21	$32	$43
(1) Impacts "Other components of net periodic benefit recovery" on the Interim Consolidated Statements of Income.

5    Other (income) expense

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2019	2018	2019	2018
Foreign exchange (gain) loss on debt and lease liabilities	$(37)	$44	$(82)	$93
Other foreign exchange (gains) losses	(4)	4	(6)	3
Other	1	4	1	7
Other (income) expense	$(40)	$52	$(87)	$103

6    Income taxes

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2019	2018	2019	2018
Current income tax expense	$142	$85	$243	$166
Deferred income tax (recovery) expense	(18)	37	20	78
Income tax expense	$124	$122	$263	$244

During the three months ended June 30, 2019, legislation was enacted to decrease the Alberta provincial corporate income tax rate. As a result of this change, the Company recorded a deferred tax recovery of $88 million in the second quarter of 2019 related to the revaluation of its deferred income tax balances as at January 1, 2019.

During the three months ended June 30, 2018, legislation was enacted to decrease the Iowa and Missouri state corporate income tax rates. As a result of these changes, the Company recorded a deferred tax recovery of $21 million in the second quarter of 2018 related to the revaluation of deferred income tax balances as at January 1, 2018.

The effective tax rates for the three and six months ended June 30, 2019 were 14.63% and 18.50%, respectively, compared to 21.88% and 23.73%, respectively for the same periods in 2018.

For the three months ended June 30, 2019, the effective tax rate excluding the discrete items of the foreign exchange ("FX") gain of $37 million on debt and lease liabilities and the $88 million deferred tax recovery on the Alberta provincial corporate income tax rate change, was 25.75%.

For the three months ended June 30, 2018, the effective tax rate excluding the discrete items of the FX loss of $44 million on debt and the $21 million deferred tax recovery on the Iowa and Missouri state corporate income tax rate changes, was 24.75%.

For the six months ended June 30, 2019, the effective tax rate excluding the discrete items of the FX gain of $82 million on debt and lease liabilities and the $88 million deferred tax recovery on the Alberta provincial corporate income tax rate change, was 25.75%.

For the six months ended June 30, 2018, the effective tax rate excluding the discrete items of the FX loss of $93 million on debt and the $21 million deferred tax recovery on the Iowa and Missouri state corporate income tax rate changes, was 24.75%.

7    Earnings per share

At June 30, 2019, the number of CP Common Shares outstanding was 139.1 million (June 30, 2018 - 142.5 million).

Basic earnings per share have been calculated using net income for the period divided by the weighted-average number of shares outstanding during the period. The number of shares used in earnings per share calculations is reconciled as follows:

	For the three months ended June 30		For the six months ended June 30
(in millions)	2019	2018	2019	2018
Weighted-average basic shares outstanding	139.7	142.8	139.9	143.6
Dilutive effect of stock options	0.5	0.4	0.5	0.4
Weighted-average diluted shares outstanding	140.2	143.2	140.4	144.0

For the three months ended June 30, 2019, there were no options excluded from the computation of diluted earnings per share (three months ended June 30, 2018 - 0.1 million). For the six months ended June 30, 2019, there were 0.1 million options excluded from the computation of diluted earnings per share because their effects were not dilutive (six months ended June 30, 2018 - 0.2 million).

8    Debt

Retirement of long-term debt

During the three months ended June 30, 2019, the Company repaid U.S. $350 million 7.250% 10-year notes at maturity for a total of U.S. $350 million ($471 million).

Issuance of long-term debt

During the three months ended March 31, 2019, the Company issued $400 million 3.150% 10-year notes due March 13, 2029 for net proceeds of $397 million. These notes pay interest semi-annually and are unsecured but carry a negative pledge.

Commercial paper program

The Company has a commercial paper program which enables it to issue commercial paper up to a maximum aggregate principal amount of U.S. $1.0 billion in the form of unsecured promissory notes. The commercial paper is backed by the U.S. $1.0 billion revolving credit facility. As at June 30, 2019, the Company had total commercial paper borrowings of U.S. $185 million ($242 million), presented in "Long-term debt maturing within one year" on the Company's Interim Consolidated Balance Sheets (December 31, 2018 - $nil). The weighted-average interest rate on these borrowings was 2.64%.

The Company presents issuances and repayments of commercial paper, all of which have a maturity of less than 90 days, in the Company's Interim Consolidated Statements of Cash Flows on a net basis.

9 Leases

The Company has leases for rolling stock, buildings, vehicles, railway equipment, and roadway machines. CP has entered into rolling stock leases that are fully variable or contain both fixed and variable components. Variable components are dependent on the hours and miles that the underlying equipment has been used. Fixed term, short-term, and variable operating lease costs are recorded in Equipment rents and Purchased services and other on the Company's Interim Consolidated Income Statements. Components of finance lease costs are recorded in Depreciation and amortization and Net interest expense on the Company's Interim Consolidated Income Statements.

The Company determines lease existence and classification at the lease inception date. Leases are identified when an agreement conveys the right to control identified property for a period of time in exchange for consideration. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating and finance lease ROU assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. Lease payments include fixed and variable payments that are based on an index or a rate. If the Company's leases do not provide a readily determinable implicit interest rate, the Company uses internal incremental secured borrowing rates for comparable tenor in the same currency at the commencement date in determining the present value of lease payments. Operating and finance lease ROU assets also include lease prepayments and initial direct costs, but are reduced by lease incentives. The lease term may include periods associated with options to extend or exclude periods associated with options to terminate the lease when it is reasonably certain that the Company will exercise these options. The Company’s leases have remaining terms from one to 12 years, some of which include options to extend for up to an additional 10 years and some of which include options to terminate within one year.

The Company has short-term operating leases with terms of 12 months or less, some of which include options to purchase that the Company is not reasonably certain to exercise. The Company has elected to apply the recognition exemption and, as such, accounts for leases with a term of 12 months or less off-balance sheet. Therefore, lease payments on these short-term operating leases are not included in operating lease ROU assets and liabilities, but are recognized as an expense in the Company's Consolidated Statements of Income on a straight-line basis over the term of the lease. Further, the Company has elected to combine lease and non-lease components for all leases, except for leases of roadway machines.

Residual value guarantees are provided on certain rolling stock and vehicle operating leases. Cumulatively, these guarantees are limited to $2 million and are not included in lease liabilities as it is not currently probable that any amounts will be owed under these residual value guarantees.

The components of lease expense are as follows:

	For the three months ended June 30	For the six months ended June 30
(in millions of Canadian dollars)	2019	2019
Operating lease cost	$23	$45
Short-term lease cost	1	2
Variable lease cost	5	6
Sublease income	(1)	(1)

Finance Lease Cost
Amortization of right-of use-assets	3	5
Interest on lease liabilities	2	5
Total lease costs	$33	$62

Supplemental balance sheet information related to leases is as follows:

		As at June 30
(in millions of Canadian dollars)	Classification	2019
Assets
Operating	Other assets	$381
Finance	Properties, net book value	181

Liabilities
Current
Operating	Accounts payable and accrued liabilities	72
Finance	Long-term debt maturing within one year	7
Long-term
Operating	Other long-term liabilities	303
Finance	Long-term debt	148

The following table provides the Company's weighted average remaining lease terms and discount rates:

As at June 30
(in millions of Canadian dollars)	2019
Weighted Average Remaining Lease Term
Operating leases	8 years
Finance leases	4 years

Weighted Average Discount Rate
Operating leases	3.50%
Finance leases	7.03%

Supplemental information related to leases is as follows:

	For the three months ended June 30	For the six months ended June 30
(in millions of Canadian dollars)	2019	2019
Cash paid for amounts included in measurement of lease liabilities
Operating cash outflows from operating leases	$18	$46
Operating cash outflows from finance leases	2	5
Financing cash outflows from finance leases	1	2

Right-of-use assets obtained in exchange for lease liabilities
Operating leases	$14	$23
Finance leases	4	4

Maturities of lease liabilities are as follows:

	As at June 30, 2019
(in millions of Canadian dollars)	Finance Leases	Operating Leases
2019	$5	$50
2020	11	72
2021	9	55
2022	109	47
2023	9	48
Thereafter	30	149
Total lease payments	$173	$421
Less: Imputed interest	18	46
Present value of lease payments	$155	$375

10    Shareholders' equity

On October 19, 2018, the Company announced a new normal course issuer bid ("NCIB"), commencing October 24, 2018, to purchase up to 5.68 million of its Common Shares in the open market for cancellation before October 23, 2019. As at June 30, 2019, the Company had purchased 3.85 million Common Shares for $1,049 million under this NCIB program.

On May 10, 2017, the Company announced a new NCIB, commencing May 15, 2017, to purchase up to 4.38 million Common Shares for cancellation before May 14, 2018. The Company completed this NCIB on May 10, 2018.

All purchases were made in accordance with the NCIB at prevalent market prices plus brokerage fees, or such other prices that were permitted by the Toronto Stock Exchange, with consideration allocated to share capital up to the average carrying amount of the shares and any excess allocated to retained earnings.

The following table describes activities under the share repurchase program:

	For the three months ended June 30		For the six months ended June 30
	2019	2018	2019	2018
Number of Common Shares repurchased(1)	956,243	1,060,262	1,663,921	2,495,962
Weighted-average price per share(2)	$308.84	$226.97	$288.80	$223.97
Amount of repurchase (in millions)(2)	$296	$241	$481	$559
(1) Includes shares repurchased but not yet canceled at quarter end.
(2) Includes brokerage fees.

11    Financial instruments

A. Fair values of financial instruments

The Company categorizes its financial assets and liabilities measured at fair value into a three-level hierarchy established by GAAP that prioritizes those inputs to valuation techniques used to measure fair value based on the degree to which they are observable. The three levels of the fair value hierarchy are as follows: Level 1 inputs are quoted prices in active markets for identical assets and liabilities; Level 2 inputs, other than quoted prices included within Level 1, are observable for the asset or liability either directly or indirectly; and Level 3 inputs are not observable in the market.

When possible, the estimated fair value is based on quoted market prices and, if not available, it is based on estimates from third party brokers. For non-exchange-traded derivatives classified in Level 2, the Company uses standard valuation techniques to calculate fair value. Primary inputs to these techniques include observable market prices (interest, FX and commodity) and volatility, depending on the type of derivative and the nature of the underlying risk. The Company uses inputs and data used by willing market participants when valuing derivatives and considers its own credit default swap spread as well as those of its counterparties in its determination of fair value. All derivatives and long-term debt are classified as Level 2.

The carrying values of financial instruments equal or approximate their fair values with the exception of long-term debt:

(in millions of Canadian dollars)	June 30, 2019	December 31, 2018
Long-term debt (including current maturities):
Fair value	$9,972	$9,639
Carrying value	8,539	8,696

The estimated fair value of current and long-term borrowings has been determined based on market information where available, or by discounting future payments of principal and interest at estimated interest rates expected to be available to the Company at period end.

B. Financial risk management

Derivative financial instruments

Derivative financial instruments may be used to selectively reduce volatility associated with fluctuations in interest rates, FX rates, the price of fuel and stock-based compensation expense. Where derivatives are designated as hedging instruments, the relationship between the hedging instruments and their associated hedged items is documented, as well as the risk management objective and strategy for the use of the hedging instruments. This documentation includes linking the derivatives that are designated as fair value or cash flow hedges to specific assets or liabilities on the Company's Interim Consolidated Balance Sheets, commitments or forecasted transactions. At the time a derivative contract is entered into and at least quarterly thereafter, an assessment is made as to whether the derivative item is effective in offsetting the changes in fair value or cash flows of the hedged items. The derivative qualifies for hedge accounting treatment if it is effective in substantially mitigating the risk it was designed to address.

It is not the Company’s intent to use financial derivatives or commodity instruments for trading or speculative purposes.

FX management

The Company conducts business transactions and owns assets in both Canada and the United States ("U.S."). As a result, the Company is exposed to fluctuations in the value of financial commitments, assets, liabilities, income or cash flows due to changes in FX rates. The Company may enter into FX risk management transactions primarily to manage fluctuations in the exchange rate between Canadian and U.S. currencies. FX exposure is primarily mitigated through natural offsets created by revenues, expenditures and balance sheet positions incurred in the same currency. Where appropriate, the Company may negotiate with customers and suppliers to reduce the net exposure.

Net investment hedge

The FX gains and losses on long-term debt are mainly unrealized and can only be realized when U.S. dollar-denominated long-term debt matures or is settled. The Company also has long-term FX exposure on its investment in U.S. affiliates. The majority of the Company’s U.S. dollar-denominated long-term debt has been designated as a hedge of the net investment in foreign subsidiaries. This designation has the effect of mitigating volatility on Net income by offsetting long-term FX gains and losses on U.S. dollar-denominated long-term debt and gains and losses on its net investment. The effect of the net investment hedge recognized in “Other comprehensive income” for the three and six months ended June 30, 2019 was an unrealized FX gain of $120 million and $240 million, respectively (three and six months ended June 30, 2018 - unrealized FX loss of $122 million and $273 million, respectively).

Interest rate management

The Company is exposed to interest rate risk, which is the risk that the fair value or future cash flows of a financial instrument will vary as a result of changes in market interest rates. In order to manage funding needs or capital structure goals, the Company enters into debt or capital lease agreements that are subject to either fixed market interest rates set at the time of issue or floating rates determined by ongoing market conditions. Debt subject to variable interest rates exposes the Company to variability in interest expense, while debt subject to fixed interest rates exposes the Company to variability in the fair value of debt.

To manage interest rate exposure, the Company accesses diverse sources of financing and manages borrowings in line with a targeted range of capital structure, debt ratings, liquidity needs, maturity schedule, and currency and interest rate profiles. In anticipation of future debt issuances, the Company may enter into forward rate agreements, that are designated as cash flow hedges, to substantially lock in all or a portion of the effective future interest expense. The Company may also enter into swap agreements, designated as fair value hedges, to manage the mix of fixed and floating rate debt.

Forward starting swaps

During the second quarter of 2018, the Company settled a notional U.S. $500 million of forward starting swaps related to the U.S. $500 million 4.000% 10-year Notes issued in the same period. The fair value of these derivative instruments at the time of settlement was a loss of U.S. $19 million ($24 million). The changes in fair value from forward starting swaps for the three and six months ended June 30, 2019 was $nil (three and six months ended June 30, 2018 - gain of $12 million and $31 million, respectively). This was recorded in "Accumulated other comprehensive loss”, net of tax, and is being reclassified to "Net interest expense" on the Interim Consolidated Statements of Income until the underlying hedged notes are repaid.

For the three and six months ended June 30, 2019, a net loss of $3 million and $5 million, respectively, related to settled forward starting swap hedges have been amortized to “Net interest expense” (three and six months ended June 30, 2018 - net loss of $2 million and $5 million, respectively). The Company expects that during the next twelve months, an additional $9 million of net losses will be amortized to “Net interest expense”.

12    Stock-based compensation

At June 30, 2019, the Company had several stock-based compensation plans, including stock option plans, various cash settled liability plans and an employee share purchase plan. These plans resulted in an expense for the three and six months ended June 30, 2019 of $39 million and $73 million, respectively (three and six months ended June 30, 2018 - $18 million and $32 million, respectively).

Stock option plan

In the six months ended June 30, 2019, under CP’s stock option plans, the Company issued 222,894 options at the weighted-average price of $272.33 per share, based on the closing price on the grant date. Pursuant to the employee plan, these options may be exercised upon vesting, which is between 12 months and 48 months after the grant date, and will expire after seven years.

Under the fair value method, the fair value of the stock options at the grant date was approximately $14 million. The weighted-average fair value assumptions were approximately:

For the six months ended June 30, 2019
Grant price	$272.33
Expected option life (years)(1)	5.00
Risk-free interest rate(2)	2.23%
Expected stock price volatility(3)	25.05%
Expected annual dividends per share(4)	$2.6133
Expected forfeiture rate(5)	6.00%
Weighted-average grant date fair value per option granted during the period	$63.67

(1)
Represents the period of time that awards are expected to be outstanding. Historical data on exercise behaviour or, when available, specific expectations regarding future exercise behaviour were used to estimate the expected life of the option.

(2)	Based on the implied yield available on zero-coupon government issues with an equivalent term commensurate with the expected term of the option.

(3)	Based on the historical volatility of the Company’s stock price over a period commensurate with the expected term of the option.

(4)
Determined by the current annual dividend at the time of grant. The Company does not employ different dividend yields throughout the contractual term of the option. On May 6, 2019, the Company announced an increase in its quarterly dividend to $0.8300 per share, representing $3.3200 on an annual basis.

(5)	The Company estimates forfeitures based on past experience. This rate is monitored on a periodic basis.

Performance share unit plan

In the six months ended June 30, 2019, the Company issued 132,423 PSUs with a grant date fair value of approximately $36 million. These units attract dividend equivalents in the form of additional units based on the dividends paid on the Company’s Common Shares. PSUs vest and are settled in cash or in CP Common Shares, approximately three years after the grant date, contingent upon CP’s performance ("performance factor"). The fair value of these PSUs is measured periodically until settlement, using either a lattice-based valuation model or a Monte Carlo simulation model.

The performance period for 131,844 PSUs issued in the six months ended June 30, 2019 is January 1, 2019 to December 31, 2021, and the performance factors for these PSUs are Return on Invested Capital ("ROIC"), Total Shareholder Return ("TSR") compared to the S&P/TSX 60 Index, and TSR compared to Class I Railways. The performance factors for the remaining 579 PSUs are annual revenue for the fiscal year 2020, diluted EPS for the fiscal year 2020, and share price appreciation.

The performance period for the PSUs issued in 2016 was January 1, 2016 to December 31, 2018. The performance factors for these PSUs were Operating Ratio, ROIC, TSR compared to the S&P/TSX 60 index, and TSR compared to Class I railways. The resulting payout was 177% of the outstanding units multiplied by the Company's average share price that was calculated using the last 30 trading days preceding December 31, 2018. In the three months ended March 31, 2019, payouts occurred on the total outstanding awards, including dividends reinvested, totaling $54 million on 117,228 outstanding awards.

Deferred share unit plan

In the six months ended June 30, 2019, the Company granted 15,179 DSUs with a grant date fair value of approximately $4 million. DSUs vest over various periods of up to 48 months and are only redeemable for a specified period after employment is terminated. An expense to income for DSUs is recognized over the vesting period for both the initial subscription price and the change in value between reporting periods.

13    Pension and other benefits

In the three months ended June 30, 2019, the Company made contributions of $12 million (three months ended June 30, 2018 - $11 million) to its defined benefit pension plans. In the six months ended June 30, 2019, the Company made contributions of $23 million (six months ended June 30, 2018 - $12 million, which is net of a $10 million refund of plan surplus) to its defined benefit pension plans.

Net periodic benefit costs for defined benefit pension plans and other benefits recognized in the three and six months ended June 30, 2019 and 2018 included the following components:

	For the three months ended June 30
	Pensions		Other benefits
(in millions of Canadian dollars)	2019	2018	2019	2018
Current service cost (benefits earned by employees)	$27	$30	$3	$3
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	113	109	5	5
Expected return on fund assets	(237)	(238)	—	—
Recognized net actuarial loss	20	28	—	1
Amortization of prior service costs	—	—	1	—
Total other components of net periodic benefit (recovery) cost	(104)	(101)	6	6
Net periodic benefit (recovery) cost	$(77)	$(71)	$9	$9

	For the six months ended June 30
	Pensions		Other benefits
(in millions of Canadian dollars)	2019	2018	2019	2018
Current service cost (benefits earned by employees)	$54	$60	$6	$6
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	225	219	10	9
Expected return on fund assets	(474)	(477)	—	—
Recognized net actuarial loss	41	57	2	2
Amortization of prior service costs	—	(1)	1	—
Total other components of net periodic benefit (recovery) cost	(208)	(202)	13	11
Net periodic benefit (recovery) cost	$(154)	$(142)	$19	$17

14    Contingencies

In the normal course of its operations, the Company becomes involved in various legal actions, including claims relating to injuries and damage to property. The Company maintains provisions it considers to be adequate for such actions. While the final outcome with respect to actions outstanding or pending at June 30, 2019 cannot be predicted with certainty, it is the opinion of management that their resolution will not have a material adverse effect on the Company’s financial position or results of operations.

Legal proceedings related to Lac-Mégantic rail accident

On July 6, 2013, a train carrying petroleum crude oil operated by Montreal Maine and Atlantic Railway (“MMAR”) or a subsidiary, Montreal Maine & Atlantic Canada Co. (“MMAC” and collectively the “MMA Group”), derailed in Lac-Mégantic, Québec. The derailment occurred on a section of railway owned and operated by the MMA Group. The previous day, CP had interchanged the train to the MMA Group, and after the interchange, the MMA Group exclusively controlled the train.

In the wake of the derailment, MMAC sought court protection in Canada under the Companies’ Creditors Arrangement Act, R.S.C., 1985, c. C-36 and MMAR filed for bankruptcy in the United States. Plans of arrangement have been approved in both Canada and the U.S. (the “Plans”). These Plans provide for the distribution of a fund of approximately $440 million amongst those claiming derailment damages.

A number of legal proceedings, set out below, were commenced after the derailment in Canada and the U.S. against CP and others:

(1)
Québec's Minister of Sustainable Development, Environment, Wildlife and Parks (the "Minister") ordered various parties, including CP, to clean up the derailment site (the “Cleanup Order”). CP appealed the Cleanup Order to the Administrative Tribunal of Québec (the “TAQ”). The Minister subsequently served a Notice of Claim seeking $95 million for compensation spent on cleanup. CP filed a contestation of the Notice of Claim with the TAQ (the “TAQ Proceeding”). CP and the Minister agreed to stay the TAQ Proceedings pending the outcome of the Province of Québec's action, described in item #2 below.

(2)
Québec’s Attorney General sued CP in the Québec Superior Court initially claiming $409 million in damages, which claim was amended and reduced to $315 million (the “Province’s Action”). The Province’s Action alleges that CP exercised custody or control over the petroleum crude oil until its delivery to Irving Oil and was negligent in that custody and control. The province alleges that CP is jointly and severally liable with third parties responsible for the derailment and vicariously liable for the acts and omissions of MMAC.

(3)
A class action in the Québec Superior Court on behalf of persons and entities residing in, owning or leasing property in, operating a business in or physically present in Lac-Mégantic at the time of the derailment (the “Class Action”) was certified against CP, MMAC and the train conductor, Mr. Thomas Harding ("Harding"). The Class Action seeks unquantified damages, including for wrongful death, personal injury, and property damage arising from the derailment. All known wrongful death claimants in the Class Action have opted out and, by court order, cannot re-join the Class Action.

(4)
Eight subrogated insurers sued CP in the Québec Superior Court initially claiming approximately $16 million in damages, which claim was amended and reduced to $14 million (the “Promutuel Action”) and two additional subrogated insurers sued CP in the Québec Superior Court claiming approximately $3 million in damages (the “Royal Action”). Both Actions contain essentially the same allegations as the Province’s Action. The lawsuits do not identify the parties to which the insurers are subrogated, and therefore the extent to which these claims overlap with the proof of claims process under the Plans is difficult to determine at this stage. The Royal Action has been stayed pending the determination of the consolidated proceedings described below.

The Province’s Action, the Class Action and the Promutuel Action have been consolidated and will proceed together through the litigation process in the Québec Superior Court. While each Action will remain a separate legal proceeding, there will be a trial to determine liability issues commencing mid-September 2020, and subsequently, if necessary, a trial to determine damages issues.

(5)
Forty-eight plaintiffs (all individual claims joined in one action) sued CP, MMAC, and Harding in the Québec Superior Court claiming approximately $5 million in damages for economic loss and pain and suffering. These plaintiffs assert essentially the same allegations as those contained in the Class Action and the Province’s Action against CP. The plaintiffs assert they have opted-out of the Class Action. All but two of the plaintiffs were plaintiffs in litigation against CP, described in paragraph 7 below, that originated in the U.S. who either withdrew their claims or had their case dismissed in the U.S.

(6)
An adversary proceeding commenced against CP in November 2014 in the Maine Bankruptcy Court by the MMAR U.S. estate representative (“Estate Representative”) accuses CP of failing to abide by certain regulations (the “Adversary Proceeding”). The Estate Representative alleges that CP knew or ought to have known that the shipper had misclassified the petroleum crude oil and therefore should have refused to transport it. The Estate Representative seeks damages for MMAR’s business value (as yet unquantified) allegedly destroyed by the derailment.

(7)
A class action and mass tort action on behalf of Lac-Mégantic residents and wrongful death representatives commenced in Texas in June 2015 and wrongful death and personal injury actions commenced in Illinois and Maine in June 2015 against CP were all removed and subsequently transferred and consolidated in Federal District Court in Maine (the “Maine Actions”). The Maine Actions allege that CP negligently misclassified and mis-packaged the petroleum crude oil being shipped. On CP’s motion, the Maine Actions were dismissed by the Court on several grounds. The plaintiffs are appealing the dismissal decision.

(8)
The trustee (the “WD Trustee”) for the wrongful death trust (the “WD Trust”), as defined and established by the Estate Representative under the Plans, asserts Carmack Amendment claims against CP in North Dakota federal court (the “Carmack Claims”). The WD Trustee seeks to recover approximately $6 million for damaged rail cars and lost crude and recover the settlement amounts the consignor and the consignee paid to the bankruptcy estates, alleged to be $110 million and $60 million, respectively. On CP’s motion, the District Court in North Dakota dismissed the Carmack Claims on timeliness grounds. The WD Trustee appealed this decision to the Eighth Circuit Court of Appeals ("8CCA"), who reversed that decision and remanded the matter back to the District Court. CP sought reconsideration by the 8CCA, but the 8CCA denied rehearing. CP filed a petition for judicial review of this decision to the Supreme Court on February 13, 2019. The Supreme Court denied CP’s petition for judicial review on June 3, 2019 and the District Court set a trial date for August 2020. CP is considering applying for dismissal of the Carmack Claims on other grounds.

At this stage of the proceedings, any potential responsibility and the quantum of potential losses cannot be determined. Nevertheless, CP denies liability and is vigorously defending the above noted proceedings.

Environmental liabilities

Environmental remediation accruals, recorded on an undiscounted basis unless a reliable, determinable estimate as to an amount and timing of costs can be established, cover site-specific remediation programs.

The accruals for environmental remediation represent CP’s best estimate of its probable future obligation and include both asserted and unasserted claims, without reduction for anticipated recoveries from third parties. Although the recorded accruals include CP’s best estimate of all probable costs, CP’s total environmental remediation costs cannot be predicted with certainty. Accruals for environmental remediation may change from time to time as new information about previously untested sites becomes known, and as environmental laws and regulations evolve and advances are made in environmental remediation technology. The accruals may also vary as the courts decide legal proceedings against outside parties responsible for contamination. These potential charges, which cannot be quantified at this time, may materially affect income in the particular period in which a charge is recognized.
Costs related to existing, but as yet unknown, or future contamination will be accrued in the period in which they become probable and reasonably estimable.

The expense included in “Purchased services and other” for the three and six months ended June 30, 2019 was $1 million and $2 million, respectively (three and six months ended June 30, 2018 - $1 million and $2 million, respectively). Provisions for environmental remediation costs are recorded in “Other long-term liabilities”, except for the current portion which is recorded in “Accounts payable and accrued liabilities”. The total amount provided at June 30, 2019 was $79 million (December 31, 2018 - $82 million). Payments are expected to be made over 10 years through 2029.

15 Condensed consolidating financial information

Canadian Pacific Railway Company, a 100%-owned subsidiary of Canadian Pacific Railway Limited (“CPRL”), is the issuer of certain debt securities, which are fully and unconditionally guaranteed by CPRL. The following tables present condensed consolidating financial information (“CCFI”) in accordance with Rule 3-10(c) of Regulation S-X.

Investments in subsidiaries are accounted for under the equity method when presenting the CCFI.

The tables include all adjustments necessary to reconcile the CCFI on a consolidated basis to CPRL’s consolidated financial statements for the periods presented.

Interim Condensed Consolidating Statements of Income
For the three months ended June 30, 2019

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$1,403	$528	$—	$1,931
Non-freight	—	34	115	(103)	46
Total revenues	—	1,437	643	(103)	1,977
Operating expenses
Compensation and benefits	—	257	125	1	383
Fuel	—	189	47	—	236
Materials	—	37	13	4	54
Equipment rents	—	47	(13)	—	34
Depreciation and amortization	—	110	73	—	183
Purchased services and other	—	240	133	(108)	265
Total operating expenses	—	880	378	(103)	1,155
Operating income	—	557	265	—	822
Less:
Other (income) expense	(5)	(38)	3	—	(40)
Other components of net periodic benefit (recovery) expense	—	(100)	2	—	(98)
Net interest (income) expense	(1)	120	(7)	—	112
Income before income tax expense and equity in net earnings of subsidiaries	6	575	267	—	848
Less: Income tax expense	2	113	9	—	124
Add: Equity in net earnings of subsidiaries	720	258	—	(978)	—
Net income	$724	$720	$258	$(978)	$724

Interim Condensed Consolidating Statements of Income
For the three months ended June 30, 2018

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$1,196	$513	$—	$1,709
Non-freight	—	31	90	(80)	41
Total revenues	—	1,227	603	(80)	1,750
Operating expenses
Compensation and benefits	—	237	114	—	351
Fuel	—	178	52	—	230
Materials	—	38	12	3	53
Equipment rents	—	30	3	—	33
Depreciation and amortization	—	105	67	—	172
Purchased services and other	—	205	162	(83)	284
Total operating expenses	—	793	410	(80)	1,123
Operating income	—	434	193	—	627
Less:
Other expense (income)	5	79	(32)	—	52
Other components of net periodic benefit (recovery) expense	—	(96)	1	—	(95)
Net interest (income) expense	(2)	121	(7)	—	112
(Loss) income before income tax expense and equity in net earnings of subsidiaries	(3)	330	231	—	558
Less: Income tax (recovery) expense	(1)	99	24	—	122
Add: Equity in net earnings of subsidiaries	438	207	—	(645)	—
Net income	$436	$438	$207	$(645)	$436

Interim Condensed Consolidating Statements of Income
For the six months ended June 30, 2019

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$2,647	$1,010	$—	$3,657
Non-freight	—	63	229	(205)	87
Total revenues	—	2,710	1,239	(205)	3,744
Operating expenses
Compensation and benefits	—	531	255	3	789
Fuel	—	354	91	—	445
Materials	—	75	28	8	111
Equipment rents	—	80	(11)	—	69
Depreciation and amortization	—	206	137	—	343
Purchased services and other	—	518	320	(216)	622
Total operating expenses	—	1,764	820	(205)	2,379
Operating income	—	946	419	—	1,365
Less:
Other (income) expense	(10)	(81)	4	—	(87)
Other components of net periodic benefit (recovery) expense	—	(198)	3	—	(195)
Net interest (income) expense	(2)	242	(14)	—	226
Income before income tax expense and equity in net earnings of subsidiaries	12	983	426	—	1,421
Less: Income tax expense	2	217	44	—	263
Add: Equity in net earnings of subsidiaries	1,148	382	—	(1,530)	—
Net income	$1,158	$1,148	$382	$(1,530)	$1,158

Interim Condensed Consolidating Statements of Income
For the six months ended June 30, 2018

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$2,351	$983	$—	$3,334
Non-freight	—	58	179	(159)	78
Total revenues	—	2,409	1,162	(159)	3,412
Operating expenses
Compensation and benefits	—	494	229	2	725
Fuel	—	346	99	—	445
Materials	—	73	27	8	108
Equipment rents	—	61	5	—	66
Depreciation and amortization	—	209	133	—	342
Purchased services and other	—	423	305	(169)	559
Total operating expenses	—	1,606	798	(159)	2,245
Operating income	—	803	364	—	1,167
Less:
Other expense (income)	11	127	(35)	—	103
Other components of net periodic benefit (recovery) expense	—	(192)	1	—	(191)
Net interest expense (income)	6	235	(14)	—	227
(Loss) income before income tax expense and equity in net earnings of subsidiaries	(17)	633	412	—	1,028
Less: Income tax (recovery) expense	(1)	185	60	—	244
Add: Equity in net earnings of subsidiaries	800	352	—	(1,152)	—
Net income	$784	$800	$352	$(1,152)	$784

Interim Condensed Consolidating Statements of Comprehensive Income
For the three months ended June 30, 2019

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$724	$720	$258	$(978)	$724
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	—	121	(106)	—	15
Change in derivatives designated as cash flow hedges	—	4	—	—	4
Change in pension and post-retirement defined benefit plans	—	20	1	—	21
Other comprehensive income (loss) before income taxes	—	145	(105)	—	40
Income tax expense on above items	—	(22)	—	—	(22)
Equity accounted investments	18	(105)	—	87	—
Other comprehensive income (loss)	18	18	(105)	87	18
Comprehensive income	$742	$738	$153	$(891)	$742

Interim Condensed Consolidating Statements of Comprehensive Income
For the three months ended June 30, 2018

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$436	$438	$207	$(645)	$436
Net (loss) gain in foreign currency translation adjustments, net of hedging activities	—	(123)	107	—	(16)
Change in derivatives designated as cash flow hedges	—	14	—	—	14
Change in pension and post-retirement defined benefit plans	—	27	2	—	29
Other comprehensive (loss) income before income taxes	—	(82)	109	—	27
Income tax recovery (expense) on above items	—	6	(1)	—	5
Equity accounted investments	32	108	—	(140)	—
Other comprehensive income	32	32	108	(140)	32
Comprehensive income	$468	$470	$315	$(785)	$468

Interim Condensed Consolidating Statements of Comprehensive Income
For the six months ended June 30, 2019

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$1,158	$1,148	$382	$(1,530)	$1,158
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	—	241	(210)	—	31
Change in derivatives designated as cash flow hedges	—	6	—	—	6
Change in pension and post-retirement defined benefit plans	—	39	2	—	41
Other comprehensive income (loss) before income taxes	—	286	(208)	—	78
Income tax expense on above items	—	(44)	—	—	(44)
Equity accounted investments	34	(208)	—	174	—
Other comprehensive income (loss)	34	34	(208)	174	34
Comprehensive income	$1,192	$1,182	$174	$(1,356)	$1,192

Interim Condensed Consolidating Statements of Comprehensive Income
For the six months ended June 30, 2018

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$784	$800	$352	$(1,152)	$784
Net (loss) gain in foreign currency translation adjustments, net of hedging activities	—	(273)	237	—	(36)
Change in derivatives designated as cash flow hedges	—	35	—	—	35
Change in pension and post-retirement defined benefit plans	—	55	3	—	58
Other comprehensive (loss) income before income taxes	—	(183)	240	—	57
Income tax recovery (expense) on above items	—	12	(1)	—	11
Equity accounted investments	68	239	—	(307)	—
Other comprehensive income	68	68	239	(307)	68
Comprehensive income	$852	$868	$591	$(1,459)	$852

Interim Condensed Consolidating Balance Sheets
As at June 30, 2019

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$20	$25	$—	$45
Accounts receivable, net	—	593	202	—	795
Accounts receivable, intercompany	153	146	205	(504)	—
Short-term advances to affiliates	—	1,197	4,910	(6,107)	—
Materials and supplies	—	158	37	—	195
Other current assets	—	61	19	—	80
	153	2,175	5,398	(6,611)	1,115
Long-term advances to affiliates	1,090	6	85	(1,181)	—
Investments	—	31	179	—	210
Investments in subsidiaries	11,819	12,225	—	(24,044)	—
Properties	—	9,761	8,728	—	18,489
Goodwill and intangible assets	—	—	193	—	193
Pension asset	—	1,460	—	—	1,460
Other assets	—	161	305	—	466
Deferred income taxes	5	—	—	(5)	—
Total assets	$13,067	$25,819	$14,888	$(31,841)	$21,933
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$156	$872	$373	$—	$1,401
Accounts payable, intercompany	5	354	145	(504)	—
Short-term advances from affiliates	5,749	356	2	(6,107)	—
Long-term debt maturing within one year	—	273	—	—	273
	5,910	1,855	520	(6,611)	1,674
Pension and other benefit liabilities	—	638	75	—	713
Long-term advances from affiliates	—	1,175	6	(1,181)	—
Other long-term liabilities	—	234	364	—	598
Long-term debt	—	8,213	53	—	8,266
Deferred income taxes	—	1,885	1,645	(5)	3,525
Total liabilities	5,910	14,000	2,663	(7,797)	14,776
Shareholders’ equity
Share capital	1,996	537	6,071	(6,608)	1,996
Additional paid-in capital	45	1,645	95	(1,740)	45
Accumulated other comprehensive (loss) income	(2,009)	(2,009)	631	1,378	(2,009)
Retained earnings	7,125	11,646	5,428	(17,074)	7,125
	7,157	11,819	12,225	(24,044)	7,157
Total liabilities and shareholders’ equity	$13,067	$25,819	$14,888	$(31,841)	$21,933

Condensed Consolidating Balance Sheets
As at December 31, 2018

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$42	$19	$—	$61
Accounts receivable, net	—	629	186	—	815
Accounts receivable, intercompany	125	167	224	(516)	—
Short-term advances to affiliates	—	1,602	4,651	(6,253)	—
Materials and supplies	—	136	37	—	173
Other current assets	—	39	29	—	68
	125	2,615	5,146	(6,769)	1,117
Long-term advances to affiliates	1,090	5	93	(1,188)	—
Investments	—	24	179	—	203
Investments in subsidiaries	11,443	12,003	—	(23,446)	—
Properties	—	9,579	8,839	—	18,418
Goodwill and intangible assets	—	—	202	—	202
Pension asset	—	1,243	—	—	1,243
Other assets	—	57	14	—	71
Deferred income taxes	6	—	—	(6)	—
Total assets	$12,664	$25,526	$14,473	$(31,409)	$21,254
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$115	$1,017	$317	$—	$1,449
Accounts payable, intercompany	4	344	168	(516)	—
Short-term advances from affiliates	5,909	341	3	(6,253)	—
Long-term debt maturing within one year	—	506	—	—	506
	6,028	2,208	488	(6,769)	1,955
Pension and other benefit liabilities	—	639	79	—	718
Long-term advances from affiliates	—	1,182	6	(1,188)	—
Other long-term liabilities	—	120	117	—	237
Long-term debt	—	8,135	55	—	8,190
Deferred income taxes	—	1,799	1,725	(6)	3,518
Total liabilities	6,028	14,083	2,470	(7,963)	14,618
Shareholders’ equity
Share capital	2,002	538	5,946	(6,484)	2,002
Additional paid-in capital	42	1,656	92	(1,748)	42
Accumulated other comprehensive (loss) income	(2,043)	(2,043)	839	1,204	(2,043)
Retained earnings	6,635	11,292	5,126	(16,418)	6,635
	6,636	11,443	12,003	(23,446)	6,636
Total liabilities and shareholders’ equity	$12,664	$25,526	$14,473	$(31,409)	$21,254

Interim Condensed Consolidating Statements of Cash Flows
For the three months ended June 30, 2019

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$98	$565	$235	$(177)	$721
Investing activities
Additions to properties	—	(316)	(143)	—	(459)
Proceeds from sale of properties and other assets	—	8	—	—	8
Advances to affiliates	—	—	(245)	245	—
Repayment of advances to affiliates	—	5	19	(24)	—
Capital contributions to affiliates	—	(125)	—	125	—
Other	—	1	(5)	—	(4)
Cash used in investing activities	—	(427)	(374)	346	(455)
Financing activities
Dividends paid	(91)	(91)	(86)	177	(91)
Issuance of share capital	—	—	125	(125)	—
Issuance of CP Common Shares	10	—	—	—	10
Purchase of CP Common Shares	(257)	—	—	—	(257)
Repayment of long-term debt, excluding commercial paper	—	(480)	—	—	(480)
Net issuance of commercial paper	—	246	—	—	246
Advances from affiliates	245	—	—	(245)	—
Repayment of advances from affiliates	(5)	(19)	—	24	—
Cash (used in) provided by financing activities	(98)	(344)	39	(169)	(572)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	—	(1)	—	(1)
Cash position
Decrease in cash and cash equivalents	—	(206)	(101)	—	(307)
Cash and cash equivalents at beginning of period	—	226	126	—	352
Cash and cash equivalents at end of period	$—	$20	$25	$—	$45

Interim Condensed Consolidating Statements of Cash Flows
For the three months ended June 30, 2018

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$83	$501	$328	$(201)	$711
Investing activities
Additions to properties	—	(276)	(137)	—	(413)
Proceeds from sale of properties and other assets	—	3	2	—	5
Advances to affiliates	—	(255)	(7)	262	—
Repurchase of share capital from affiliates	—	124	—	(124)	—
Cash used in investing activities	—	(404)	(142)	138	(408)
Financing activities
Dividends paid	(81)	(81)	(120)	201	(81)
Return of share capital to affiliates		—	(124)	124	—
Issuance of CP Common Shares	4	—	—	—	4
Purchase of CP Common Shares	(261)	—	—	—	(261)
Issuance of long-term debt, excluding commercial paper	—	638	—	—	638
Repayment of long-term debt, excluding commercial paper	—	(734)	—	—	(734)
Net issuance of commercial paper		53	—	—	53
Advances from affiliates	255	7	—	(262)	—
Cash used in financing activities	(83)	(117)	(244)	63	(381)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	(3)	7	—	4
Cash position
Decrease in cash and cash equivalents	—	(23)	(51)	—	(74)
Cash and cash equivalents at beginning of period	—	43	82	—	125
Cash and cash equivalents at end of period	$—	$20	$31	$—	$51

Interim Condensed Consolidating Statements of Cash Flows
For the six months ended June 30, 2019

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$785	$763	$454	$(868)	$1,134
Investing activities
Additions to properties	—	(457)	(226)	—	(683)
Proceeds from sale of properties and other assets	—	12	2	—	14
Advances to affiliates	—	(250)	(260)	510	—
Repayment of advances to affiliates	—	648	4	(652)	—
Capital contributions to affiliates	—	(125)	—	125	—
Other	—	1	(6)	—	(5)
Cash used in investing activities	—	(171)	(486)	(17)	(674)
Financing activities
Dividends paid	(182)	(782)	(86)	868	(182)
Issuance of share capital	—	—	125	(125)	—
Issuance of CP Common Shares	14	—	—	—	14
Purchase of CP Common Shares	(464)	—	—	—	(464)
Issuance of long-term debt, excluding commercial paper	—	397	—	—	397
Repayment of long-term debt, excluding commercial paper	—	(485)	—	—	(485)
Net issuance of commercial paper	—	246	—	—	246
Advances from affiliates	495	15	—	(510)	—
Repayment of advances from affiliates	(648)	(4)	—	652	—
Cash (used in) provided by financing activities	(785)	(613)	39	885	(474)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	(1)	(1)	—	(2)
Cash position
(Decrease) increase in cash and cash equivalents	—	(22)	6	—	(16)
Cash and cash equivalents at beginning of year	—	42	19	—	61
Cash and cash equivalents at end of year	$—	$20	$25	$—	$45

Interim Condensed Consolidating Statements of Cash Flows
For the six months ended June 30, 2018

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$148	$893	$463	$(396)	$1,108
Investing activities
Additions to properties	—	(398)	(256)	—	(654)
Proceeds from sale of properties and other assets	—	6	3	—	9
Advances to affiliates	—	(562)	—	562	—
Repayment of advances to affiliates	—	—	495	(495)	—
Repurchase of share capital from affiliates	—	547	—	(547)	—
Other	—	—	(1)	—	(1)
Cash (used in) provided by investing activities	—	(407)	241	(480)	(646)
Financing activities
Dividends paid	(163)	(163)	(233)	396	(163)
Return of share capital to affiliates	—	—	(547)	547	—
Issuance of CP Common Shares	12	—	—	—	12
Purchase of CP Common Shares	(559)	—	—	—	(559)
Issuance of long-term debt, excluding commercial paper	—	638	—	—	638
Repayment of long-term debt, excluding commercial paper	—	(739)	—	—	(739)
Net issuance of commercial paper	—	53	—	—	53
Advances from affiliates	562	—	—	(562)	—
Repayment of advances from affiliates	—	(495)	—	495	—
Cash used in financing activities	(148)	(706)	(780)	876	(758)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	(1)	10	—	9
Cash position
Decrease in cash and cash equivalents	—	(221)	(66)	—	(287)
Cash and cash equivalents at beginning of year	—	241	97	—	338
Cash and cash equivalents at end of year	$—	$20	$31	$—	$51

Summary of Rail Data

	Second Quarter				Year-to-date
Financial (millions, except per share data)	2019	2018	Total Change	% Change	2019	2018	Total Change	% Change

Revenues
Freight	$1,931	$1,709	$222	13	$3,657	$3,334	$323	10
Non-freight	46	41	5	12	87	78	9	12
Total revenues	1,977	1,750	227	13	3,744	3,412	332	10

Operating expenses
Compensation and benefits	383	351	32	9	789	725	64	9
Fuel	236	230	6	3	445	445	—	—
Materials	54	53	1	2	111	108	3	3
Equipment rents	34	33	1	3	69	66	3	5
Depreciation and amortization	183	172	11	6	343	342	1	—
Purchased services and other	265	284	(19)	(7)	622	559	63	11
Total operating expenses	1,155	1,123	32	3	2,379	2,245	134	6

Operating income	822	627	195	31	1,365	1,167	198	17

Less:
Other (income) expense	(40)	52	(92)	(177)	(87)	103	(190)	(184)
Other components of net periodic benefit recovery	(98)	(95)	(3)	3	(195)	(191)	(4)	2
Net interest expense	112	112	—	—	226	227	(1)	—

Income before income tax expense	848	558	290	52	1,421	1,028	393	38

Income tax expense	124	122	2	2	263	244	19	8

Net income	$724	$436	$288	66	$1,158	$784	$374	48
Operating ratio (%)	58.4	64.2	(5.8)	(580) bps	63.5	65.8	(2.3)	(230) bps

Basic earnings per share	$5.19	$3.05	$2.14	70	$8.28	$5.46	$2.82	52

Diluted earnings per share	$5.17	$3.04	$2.13	70	$8.25	$5.44	$2.81	52

Shares Outstanding
Weighted average number of basic shares outstanding (millions)	139.7	142.8	(3.1)	(2)	139.9	143.6	(3.7)	(3)
Weighted average number of diluted shares outstanding (millions)	140.2	143.2	(3.0)	(2)	140.4	144.0	(3.6)	(3)

Foreign Exchange
Average foreign exchange rate (US$/Canadian$)	0.75	0.78	(0.03)	(4)	0.75	0.78	(0.03)	(4)
Average foreign exchange rate (Canadian$/US$)	1.34	1.29	0.05	4	1.33	1.28	0.05	4

Summary of Rail Data (Continued)

	Second Quarter					Year-to-date
Commodity Data	2019	2018	Total Change	% Change	FX Adjusted % Change(1)	2019	2018	Total Change	% Change	FX Adjusted % Change(1)

Freight Revenues (millions)
- Grain	$422	$372	$50	13	11	$802	$729	$73	10	7
- Coal	173	164	9	5	5	331	315	16	5	4
- Potash	136	116	20	17	15	250	228	22	10	7
- Fertilizers and sulphur	63	55	8	15	11	120	116	4	3	1
- Forest products	78	69	9	13	8	151	135	16	12	8
- Energy, chemicals and plastics	346	278	68	24	22	661	535	126	24	20
- Metals, minerals and consumer products	205	204	1	—	(2)	378	387	(9)	(2)	(6)
- Automotive	104	91	13	14	12	180	162	18	11	8
- Intermodal	404	360	44	12	11	784	727	57	8	7

Total Freight Revenues	$1,931	$1,709	$222	13	11	$3,657	$3,334	$323	10	7

Freight Revenue per Revenue Ton-Mile (RTM) (cents)
- Grain	4.46	4.16	0.30	7	5	4.50	4.12	0.38	9	7
- Coal	3.15	2.88	0.27	9	9	3.09	2.89	0.20	7	7
- Potash	2.59	2.61	(0.02)	(1)	(3)	2.55	2.58	(0.03)	(1)	(4)
- Fertilizers and sulphur	6.70	6.12	0.58	9	7	6.51	5.91	0.60	10	7
- Forest products	6.05	5.77	0.28	5	2	6.12	5.80	0.32	6	2
- Energy, chemicals and plastics	4.96	4.34	0.62	14	12	4.96	4.26	0.70	16	13
- Metals, minerals and consumer products	7.15	6.43	0.72	11	8	7.11	6.35	0.76	12	8
- Automotive	23.69	22.73	0.96	4	2	23.26	22.99	0.27	1	(3)
- Intermodal	5.67	5.62	0.05	1	—	5.70	5.65	0.05	1	—

Total Freight Revenue per RTM	4.85	4.55	0.30	7	5	4.82	4.51	0.31	7	5

Freight Revenue per Carload
- Grain	$3,731	$3,406	$325	10	7	$3,895	$3,521	$374	11	8
- Coal	2,227	2,118	109	5	5	2,235	2,099	136	6	6
- Potash	3,063	3,051	12	—	(2)	3,038	3,031	7	—	(2)
- Fertilizers and sulphur	4,468	4,228	240	6	3	4,317	4,146	171	4	1
- Forest products	4,216	4,134	82	2	(1)	4,242	4,036	206	5	2
- Energy, chemicals and plastics	3,959	3,509	450	13	10	3,977	3,489	488	14	11
- Metals, minerals and consumer products	3,218	3,087	131	4	1	3,225	3,105	120	4	—
- Automotive	3,302	3,006	296	10	7	3,180	2,908	272	9	5
- Intermodal	1,517	1,449	68	5	4	1,529	1,453	76	5	4

Total Freight Revenue per Carload	$2,694	$2,519	$175	7	5	$2,704	$2,511	$193	8	5

(1)
This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	Second Quarter				Year-to-date
Commodity Data (Continued)	2019	2018	Total Change	% Change	2019	2018	Total Change	% Change

Millions of RTM
- Grain	9,452	8,960	492	5	17,804	17,689	115	1
- Coal	5,492	5,675	(183)	(3)	10,724	10,893	(169)	(2)
- Potash	5,242	4,425	817	18	9,815	8,806	1,009	11
- Fertilizers and sulphur	940	906	34	4	1,842	1,967	(125)	(6)
- Forest products	1,289	1,211	78	6	2,468	2,333	135	6
- Energy, chemicals and plastics	6,971	6,405	566	9	13,330	12,562	768	6
- Metals, minerals and consumer products	2,867	3,164	(297)	(9)	5,315	6,088	(773)	(13)
- Automotive	439	399	40	10	774	704	70	10
- Intermodal	7,128	6,420	708	11	13,750	12,878	872	7

Total RTMs	39,820	37,565	2,255	6	75,822	73,920	1,902	3

Carloads (thousands)
- Grain	113.1	109.4	3.7	3	205.9	207.1	(1.2)	(1)
- Coal	77.7	77.1	0.6	1	148.1	149.9	(1.8)	(1)
- Potash	44.4	37.8	6.6	17	82.3	75.1	7.2	10
- Fertilizers and sulphur	14.1	13.2	0.9	7	27.8	28.1	(0.3)	(1)
- Forest products	18.5	16.9	1.6	9	35.6	33.6	2.0	6
- Energy, chemicals and plastics	87.4	79.1	8.3	10	166.2	153.3	12.9	8
- Metals, minerals and consumer products	63.7	66.0	(2.3)	(3)	117.2	124.6	(7.4)	(6)
- Automotive	31.5	30.1	1.4	5	56.6	55.6	1.0	2
- Intermodal	266.4	249.2	17.2	7	512.7	500.6	12.1	2

Total Carloads	716.8	678.8	38.0	6	1,352.4	1,327.9	24.5	2

	Second Quarter					Year-to-date
	2019	2018	Total Change	% Change	FX Adjusted % Change(1)	2019	2018	Total Change	% Change	FX Adjusted % Change(1)

Operating Expenses (millions)
Compensation and benefits	$383	$351	$32	9	8	$789	$725	$64	9	7
Fuel	236	230	6	3	—	445	445	—	—	(3)
Materials	54	53	1	2	—	111	108	3	3	2
Equipment rents	34	33	1	3	—	69	66	3	5	—
Depreciation and amortization	183	172	11	6	5	343	342	1	—	(1)
Purchased services and other	265	284	(19)	(7)	(8)	622	559	63	11	9

Total Operating Expenses	$1,155	$1,123	$32	3	1	$2,379	$2,245	$134	6	4

(1)
This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	Second Quarter				Year-to-date
	2019	2018(1)	Total Change	% Change	2019	2018(1)	Total Change	% Change

Operations Performance

Gross ton-miles ("GTMs") (millions)	72,717	67,695	5,022	7	137,571	132,106	5,465	4
Train miles (thousands)	8,373	7,993	380	5	16,196	15,635	561	4
Average train weight - excluding local traffic (tons)	9,295	9,056	239	3	9,088	9,023	65	1
Average train length - excluding local traffic (feet)	7,523	7,312	211	3	7,350	7,272	78	1
Average terminal dwell (hours)	6.4	6.7	(0.3)	(4)	7.1	7.3	(0.2)	(3)
Average train speed (mph)(2)	22.4	21.4	1.0	5	21.8	21.0	0.8	4
Fuel efficiency(3)	0.934	0.960	(0.026)	(3)	0.972	0.971	0.001	—
U.S. gallons of locomotive fuel consumed (millions)(4)	67.9	64.5	3.4	5	133.7	127.4	6.3	5
Average fuel price (U.S. dollars per U.S. gallon)	2.61	2.79	(0.18)	(6)	2.51	2.74	(0.23)	(8)

Total Employees and Workforce

Total employees (average)(5)	13,274	12,754	520	4	13,059	12,464	595	5
Total employees (end of period)(5)	13,330	12,830	500	4	13,330	12,830	500	4
Workforce (end of period)(6)	13,365	12,869	496	4	13,365	12,869	496	4

Safety Indicators

FRA personal injuries per 200,000 employee-hours	1.00	1.43	(0.43)	(30)	1.47	1.49	(0.02)	(1)
FRA train accidents per million train-miles	0.77	1.02	(0.25)	(25)	1.18	1.10	0.08	7

(1)
Certain figures have been revised to conform with current presentation or have been updated to reflect new information as certain operating statistics are estimated and can continue to be updated as actuals settle.

(2)
Average train speed is defined as a measure of the line-haul movement from origin to destination including terminal dwell hours. It excludes delay time related to customer or foreign railways, and also excludes the time and distance travelled by: i) trains used in or around CP’s yards; ii) passenger trains; and iii) trains used for repairing track.

(3)	Fuel efficiency is defined as U.S. gallons of locomotive fuel consumed per 1,000 GTMs – freight and yard.

(4)	Includes gallons of fuel consumed from freight, yard and commuter service but excludes fuel used in capital projects and other non-freight activities.

(5)	An employee is defined as an individual currently engaged in full-time or part-time employment with CP.

(6)	Workforce is defined as total employees plus contractors and consultants.

Non-GAAP Measures

The Company presents Non-GAAP measures including Free cash to provide a basis for evaluating underlying earnings and liquidity trends in the Company’s business that can be compared with the results of operations in prior periods. In addition, these Non-GAAP measures facilitate a multi-period assessment of long-term profitability, allowing management and other external users of the Company’s consolidated financial information to compare profitability on a long-term basis, including assessing future profitability, with that of the Company’s peers.

These Non-GAAP measures have no standardized meaning and are not defined by GAAP and, therefore, may not be comparable to similar measures presented by other companies. The presentation of these Non-GAAP measures is not intended to be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Adjusted Performance Measures

The Company uses adjusted earnings results including Adjusted income and Adjusted diluted earnings per share ("EPS") to evaluate the Company’s operating performance and for planning and forecasting future business operations and future profitability. These non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude certain significant items that are not considered indicative of future financial trends either by nature or amount. As a result, these items are excluded for management assessment of operational performance, allocation of resources and preparation of annual budgets. These significant items may include, but are not limited to, restructuring and asset impairment charges, individually significant gains and losses from sales of assets, the foreign exchange ("FX") impact of translating the Company's debt and lease liabilities, and certain items outside the control of management. These items may not be non-recurring. However, excluding these significant items from GAAP results allows for a consistent understanding of the Company's consolidated financial performance when performing a multi-period assessment including assessing the likelihood of future results. Accordingly, these non-GAAP financial measures may provide insight to investors and other external users of the Company's consolidated financial information.

Significant items that impact reported earnings for the first six months of 2019, the twelve months of 2018, and the last six months of 2017 include:

2019:

•	in the second quarter, a deferred tax recovery of $88 million due to the change in the Alberta provincial corporate income tax rate that favourably impacted Diluted EPS by 63 cents; and

•	during the year to date, a net non-cash gain of $82 million ($76 million after deferred tax) due to FX translation of debt and lease liabilities as follows:

–	in the second quarter, a $37 million gain ($34 million after deferred tax) that favourably impacted Diluted EPS by 24 cents; and

–	in the first quarter, a $45 million gain ($42 million after deferred tax) that favourably impacted Diluted EPS by 30 cents.

2018:

•	in the second quarter, a deferred tax recovery of $21 million due to reductions in the Missouri and Iowa state tax rates that favourably impacted Diluted EPS by 15 cents; and

•	during the course of the year, a net non-cash loss of $168 million ($150 million after deferred tax) due to FX translation of debt as follows:

–	in the fourth quarter, a $113 million loss ($103 million after deferred tax) that unfavourably impacted Diluted EPS by 72 cents;

–	in the third quarter, a $38 million gain ($33 million after deferred tax) that favourably impacted Diluted EPS by 23 cents;

–	in the second quarter, a $44 million loss ($38 million after deferred tax) that unfavourably impacted Diluted EPS by 27 cents; and

–	in the first quarter, a $49 million loss ($42 million after deferred tax) that unfavourably impacted Diluted EPS by 29 cents.

2017:

•	during the last six months, a net deferred tax recovery of $524 million as a result of changes in income tax rates as follows:

–	in the fourth quarter, a deferred tax recovery of $527 million, primarily due to the U.S. tax reform, that favourably impacted Diluted EPS by $3.63;

–	in the third quarter, a deferred tax expense of $3 million as a result of the change in the Illinois state corporate income tax rate that unfavourably impacted Diluted EPS by 2 cents; and

•	during the last six months, a net non-cash gain of $91 million ($79 million after deferred tax) due to FX translation of debt as follows:

–	in the fourth quarter, a $14 million loss ($12 million after deferred tax) that unfavourably impacted Diluted EPS by 8 cents; and

–	in the third quarter, a $105 million gain ($91 million after deferred tax) that favourably impacted Diluted EPS by 62 cents.

2019 Outlook
As a result of a 2019 plan built on sustainable, profitable, growth along with further productivity improvement, CP expects mid-single digit revenue ton mile ("RTM") growth and double-digit adjusted diluted EPS growth. CP expectations for adjusted diluted EPS growth in 2019 are based on adjusted diluted EPS of $14.51 in 2018. As CP continues to enhance the service, productivity and safety of the network, the company plans to invest approximately $1.6 billion in capital programs. CP’s outlook assumes a U.S.-to-Canadian dollar exchange rate of approximately $1.30, an effective tax rate of 25.5 to 26 percent, and no material land sales. CP estimates other components of net periodic benefit recovery to increase by approximately $9 million versus 2018. Adjusted diluted EPS is defined and discussed further below.

Although CP has provided a forward-looking non-GAAP measure, it is not practicable to provide a reconciliation to a forward-looking reported Diluted EPS, the most comparable GAAP measure, due to unknown variables and uncertainty related to future results. These unknown variables may include unpredictable transactions of significant value. In past years, CP has recognized significant asset impairment charges and management transition costs related to senior executives. These or other similar, large unforeseen transactions affect Diluted EPS but may be excluded from CP’s Adjusted diluted EPS. Additionally, the Canadian-to-U.S. dollar exchange rate is unpredictable and can have a significant impact on CP’s reported results but may be excluded from CP’s Adjusted diluted EPS. In particular, CP excludes the FX impact of translating the Company’s debt and lease liabilities from Adjusted diluted EPS. Please see forward-looking Information in this Earnings Release for further discussion.

Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures

The following tables reconcile the most directly comparable measures presented in accordance with GAAP to the non-GAAP measures:

Adjusted income is calculated as Net income reported on a GAAP basis adjusted for significant items.

	For the three months ended June 30		For the six months ended June 30		For the twelve months ended December 31
(in millions)	2019	2018	2019	2018	2018
Net income as reported	$724	$436	$1,158	$784	$1,951
Less significant items (pre-tax):
Impact of FX translation on debt and lease liabilities	37	(44)	82	(93)	(168)
Add:
Tax effect of adjustments(1)	3	(6)	6	(13)	(18)
Income tax rate changes	(88)	(21)	(88)	(21)	(21)
Adjusted income	$602	$453	$994	$843	$2,080
(1) The tax effect of adjustments was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of 9.47% and 7.82% for the three and six months ended June 30, 2019, 13.43% and 13.43% for the three and six months ended June 30, 2018, and 10.64% for the twelve months ended December 31, 2018, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Adjusted diluted earnings per share is calculated using Adjusted income, as defined above, divided by the weighted-average diluted shares outstanding during the period as determined in accordance with GAAP.

	For the three months ended June 30		For the six months ended June 30		For the twelve months ended December 31
	2019	2018	2019	2018	2018
Diluted earnings per share as reported	$5.17	$3.04	$8.25	$5.44	$13.61
Less significant items (pre-tax):
Impact of FX translation on debt and lease liabilities	0.27	(0.31)	0.58	(0.65)	(1.17)
Add:
Tax effect of adjustments(1)	0.03	(0.04)	0.04	(0.09)	(0.12)
Income tax rate changes	(0.63)	(0.15)	(0.63)	(0.15)	(0.15)
Adjusted diluted earnings per share	$4.30	$3.16	$7.08	$5.85	$14.51
(1) The tax effect of adjustments was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of 9.47% and 7.82% for the three and six months ended June 30, 2019, 13.43% and 13.43% for the three and six months ended June 30, 2018, and 10.64% for the twelve months ended December 31, 2018, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

ROIC and Adjusted ROIC

ROIC is calculated as Operating income less Other (income) expense and Other components of net periodic benefit recovery, tax effected at the Company's annualized effective tax rate, divided by Average invested capital. Average invested capital is defined as the sum of total Shareholders' equity, Long-term debt, Long-term debt maturing within one year and Short-term borrowing, as presented in the Company's Consolidated Financial Statements, averaged between the beginning and ending balance over a rolling twelve-month period. Adjusted ROIC excludes significant items reported in Operating income, Other (income) expense, and Other components of net periodic benefit recovery in the Company's Consolidated Financial Statements, as these significant items are not considered indicative of future financial trends either by nature or amount. Adjusted average invested capital is similarly adjusted for the impact of these significant items, net of tax, on closing balances as part of this average. ROIC and Adjusted ROIC are performance measures that measure how productively the Company uses its long-term capital investments, representing critical indicators of good operating and investment decisions made by management, and are important performance criteria in determining certain elements of the Company's long-term incentive plan.

Calculation of ROIC and Adjusted ROIC

For the twelve months ended June 30
(in millions, except for percentages)	2019
Operating income as reported	$3,029
Less:
Other income	(16)
Other components of net periodic benefit recovery	(388)
Tax(1)	758
$2,675
Average invested capital	$15,377
ROIC	17.4%
(1)Tax was calculated at the annualized effective tax rate of 22.08% for the twelve months ended June 30, 2019.

For the twelve months ended June 30
(in millions, except for percentages)	2019
Operating income as reported	$3,029
Less:
Other income	(16)
Other components of net periodic benefit recovery	(388)
Add significant items (pre-tax):
Impact of FX translation on debt and lease liabilities	(7)
Less:
Tax(1)	857
$2,569
Average invested capital	$15,377
Add:
Impact of periodic significant items net of tax on the above average	(44)
Adjusted average invested capital	$15,333
Adjusted ROIC	16.8%
(1) Tax was calculated at the adjusted annualized effective tax rate of 25.03% for the twelve months ended June 30, 2019.

Free Cash

Free cash is calculated as Cash provided by operating activities, less Cash used in investing activities, adjusted for changes in cash and cash equivalents balances resulting from FX fluctuations, and the cash settlement of hedges settled upon issuance of debt. Free cash is a measure that management considers to be an indicator of liquidity. Free cash is useful to investors and other external users of the Consolidated Financial Statements as it assists with the evaluation of the Company's ability to generate cash from its operations without incurring additional external financing. The cash settlement of forward starting swaps that occurred in the second quarter of 2018 in conjunction with the issuance of long-term debt is not an indicator of CP's ongoing cash generating ability and therefore has been excluded from free cash. Positive Free cash indicates the amount of cash available for reinvestment in the business, or cash that can be returned to investors through dividends, stock repurchase programs, debt retirements or a combination of these. Conversely, negative Free cash indicates the amount of cash that must be raised from investors through new debt or equity issues, reduction in available cash balances or a combination of these. Free cash should be considered in addition to, rather than as a substitute for, Cash provided by operating activities.

Reconciliation of Cash Provided by Operating Activities to Free Cash

	For the three months ended June 30		For the six months ended June 30
(in millions)	2019	2018	2019	2018
Cash provided by operating activities	$721	$711	$1,134	$1,108
Cash used in investing activities	(455)	(408)	(674)	(646)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	(1)	4	(2)	9
Settlement of forward starting swaps on debt issuance	—	24	—	24
Free cash	$265	$331	$458	$495

Foreign Exchange Adjusted % Change

FX adjusted % change allows certain financial results to be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons in the analysis of trends in business performance. Financial result variances at constant currency are obtained by translating the comparable period of the prior year results denominated in U.S. dollars at the foreign exchange rates of the current period.

FX adjusted % changes in revenues are further used in calculating FX adjusted % change in freight revenue per carload and RTM. FX adjusted % changes in revenues are as follows:

	For the three months ended June 30
(in millions)	Reported 2019	Reported 2018	Variance due to FX	FX Adjusted 2018	FX Adjusted % Change
Freight revenues by line of business
Grain	$422	$372	$8	$380	11
Coal	173	164	—	164	5
Potash	136	116	2	118	15
Fertilizers and sulphur	63	55	2	57	11
Forest products	78	69	3	72	8
Energy, chemicals and plastics	346	278	6	284	22
Metals, minerals and consumer products	205	204	6	210	(2)
Automotive	104	91	2	93	12
Intermodal	404	360	4	364	11
Freight revenues	1,931	1,709	33	1,742	11
Non-freight revenues	46	41	—	41	12
Total revenues	$1,977	$1,750	$33	$1,783	11

	For the six months ended June 30
(in millions)	Reported 2019	Reported 2018	Variance due to FX	FX Adjusted 2018	FX Adjusted % Change
Freight revenues by line of business
Grain	$802	$729	$18	$747	7
Coal	331	315	2	317	4
Potash	250	228	6	234	7
Fertilizers and sulphur	120	116	3	119	1
Forest products	151	135	5	140	8
Energy, chemicals and plastics	661	535	15	550	20
Metals, minerals and consumer products	378	387	14	401	(6)
Automotive	180	162	5	167	8
Intermodal	784	727	9	736	7
Freight revenues	3,657	3,334	77	3,411	7
Non-freight revenues	87	78	—	78	12
Total revenues	$3,744	$3,412	$77	$3,489	7

FX adjusted % changes in operating expenses are as follows:

	For the three months ended June 30
(in millions)	Reported 2019	Reported 2018	Variance due to FX	FX Adjusted 2018	FX Adjusted % Change
Compensation and benefits	$383	$351	$4	$355	8
Fuel	236	230	6	236	—
Materials	54	53	1	54	—
Equipment rents	34	33	1	34	—
Depreciation and amortization	183	172	2	174	5
Purchased services and other	265	284	4	288	(8)
Total operating expenses	$1,155	$1,123	$18	$1,141	1

	For the six months ended June 30
(in millions)	Reported 2019	Reported 2018	Variance due to FX	FX Adjusted 2018	FX Adjusted % Change
Compensation and benefits	$789	$725	$10	$735	7
Fuel	445	445	15	460	(3)
Materials	111	108	1	109	2
Equipment rents	69	66	3	69	—
Depreciation and amortization	343	342	4	346	(1)
Purchased services and other	622	559	10	569	9
Total operating expenses	$2,379	$2,245	$43	$2,288	4

FX adjusted % change in operating income is as follows:

	For the three months ended June 30
(in millions)	Reported 2019	Reported 2018	Variance due to FX	FX Adjusted 2018	FX Adjusted % Change
Operating income	$822	$627	$15	$642	28

	For the six months ended June 30
(in millions)	Reported 2019	Reported 2018	Variance due to FX	FX Adjusted 2018	FX Adjusted % Change
Operating income	$1,365	$1,167	$34	$1,201	14

Reconciliation of Net Income to EBIT, Adjusted EBIT and Adjusted EBITDA

Earnings before interest and tax ("EBIT") is calculated as Net income before Net interest expense and Income tax expense. Adjusted EBIT excludes significant items reported in both Operating income and Other (income) expense. Adjusted earnings before interest, tax, depreciation and amortization ("EBITDA") is calculated as Adjusted EBIT plus Other components of net periodic benefit recovery, operating lease expense and Depreciation and amortization.

	For the twelve months ended June 30
(in millions)	2019	2018
Net income as reported	$2,325	$2,278
Add:
Net interest expense	452	458
Income tax expense	656	51
EBIT	3,433	2,787
Less significant items (pre-tax):
Impact of FX translation on debt and lease liabilities	7	(2)
Adjusted EBIT	3,426	2,789
Less:
Other components of net periodic benefit recovery	388	330
Operating lease expense	(102)	(88)
Depreciation and amortization	(697)	(672)
Adjusted EBITDA	$3,837	$3,219

Adjusted Net Debt to Adjusted EBITDA Ratio

Adjusted net debt is defined as Long-term debt, Long-term debt maturing within one year, and Short-term borrowing as reported on the Company’s Consolidated Balance Sheets adjusted for pension plans deficit, operating lease liabilities recognized on the Company's Consolidated Balance Sheets, and Cash and cash equivalents. Adjusted net debt to Adjusted EBITDA ratio is calculated as Adjusted net debt divided by Adjusted EBITDA. The Adjusted net debt to Adjusted EBITDA ratio is a key credit measure used to assess the Company’s financial capacity. The ratio provides information on the Company’s ability to service its debt and other long-term obligations.

Reconciliation of Long-term Debt to Adjusted Net Debt

(in millions)	2019	2018
Long-term debt including long-term debt maturing within one year as at June 30	$8,539	$8,483
Less:
Pension plans deficit(1)	(263)	(279)
Operating lease liabilities(2)	(375)	(271)
Cash and cash equivalents	45	51
Adjusted net debt as at June 30	$9,132	$8,982
(1) Pension plans deficit is the total funded status of the Pension plans in deficit only.
(2) Current period amount is as reported in compliance with GAAP following the adoption of Accounting Standards Update ("ASU") 2016-02 under the cumulative-effect adjustment transition approach. The comparative period amount was calculated as the net present value of operating leases discounted by the Company's effective interest rate for the period presented.

Calculation of Adjusted Net Debt to Adjusted EBITDA Ratio

(in millions, except for ratios)	2019	2018
Adjusted net debt as at June 30	$9,132	$8,982
Adjusted EBITDA for the year ended June 30	3,837	3,219
Adjusted net debt to Adjusted EBITDA ratio	2.4	2.8